Exhibit 99.1

NEWS RELEASE

Contact:	John A. Maurer
Vice President,
Treasurer and Investor Relations
Foot Locker, Inc.
(212) 720-4092

FOOT LOCKER, INC. REPORTS 2016 FIRST QUARTER RESULTS

●	Net Income of $191 Million, an All-Time High for the Company
■ 25th Consecutive Quarter of Sales and Profit Increases
●	Earnings Per Share of $1.39, an 8 Percent Increase
●	Comparable-Store Sales Increase of 2.9 Percent

NEW YORK, NY, May 20, 2016 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its first quarter ended April 30, 2016.

First Quarter Results

Net income for the Company’s first quarter ended April 30, 2016 was $191 million, compared with net income of $184 million in the same period of 2015. Earnings were $1.39 per share, a 7.8 percent increase from the $1.29 per share earned in the comparable period last year. First quarter comparable-store sales increased 2.9 percent. Total first quarter sales increased 3.7 percent to $1,987 million this year, compared with sales of $1,916 million for the corresponding prior-year period. Excluding the effect of foreign currency fluctuations, total sales for the first quarter increased 3.9 percent.

The Company’s gross margin rate remained stable year-over-year at 35.0 percent of sales, while the selling, general, and administrative expense rate increased slightly due to $4 million of one-time costs to relocate the Company’s headquarters within New York City. The SG&A rate this year was 18.2 percent of sales, compared to 18.0 percent in the first quarter of 2015.

“We produced the most profitable quarter in the Company’s long history, an accomplishment of which everyone at Foot Locker, Inc. should be very proud,” said Richard Johnson, Chairman of the Board and Chief Executive Officer. “Our team navigated well through a variety of challenges, not least of which were rapidly-shifting product category preferences by our customers, to achieve our 25th consecutive quarter of meaningful sales and profit increases over the prior year. Never has it been more apparent how important is the work that we have done to build leadership positions across channels, geographies, banners, and product categories.”

Financial Position

At April 30, 2016, the Company’s merchandise inventories were $1,260 million, 2.1 percent higher than at the end of the first quarter last year. The Company’s cash totaled $1,062 million, while the debt on its balance sheet was $129 million. The Company spent approximately $88 million to repurchase 1.37 million shares during the quarter and paid its quarterly stock dividend of $0.275, spending $37 million.

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Foot Locker, Inc. 330 West 34th Street, New York, NY 10001

“We continue to manage the business tightly, particularly in terms of inventory, occupancy expense, and wages,” said Lauren Peters, Executive Vice President and Chief Financial Officer. “We are focused on productivity as we work to drive top line sales, and we remain confident that we can achieve a mid-single digit comparable sales gain and a double-digit earnings per share increase for 2016.”

Store Base Update

During the first quarter, the Company opened 32 new stores, remodeled or relocated 55 stores, and closed 19 stores. As of April 30, 2016, the Company operated 3,396 stores in 23 countries in North America, Europe, Australia, and New Zealand. In addition, 49 franchised Foot Locker stores were operating in the Middle East and South Korea, as well as 15 franchised Runners Point stores in Germany.

The Company is hosting a live conference call at 9:00 a.m. (EDT) today, May 20, 2016, to review these results, provide comments on the status of its current initiatives, and discuss trends in its business and the athletic industry. This conference call may be accessed live by dialing 1-800-763-5615 (U.S. and Canada) or +44 208-196-2877 (International), or via the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. An archived replay of the conference call can be accessed approximately one hour following the end of the call at 1-800-633-8284 with the passcode 21810341 (U.S. and Canada) or +1 402-977-9140 with passcode 21810341 (International) through June 3, 2016. A replay of the call will also be available via webcast from the same Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), cybersecurity breaches, pandemics and similar major health concerns, unseasonable weather, deterioration of global financial markets, economic conditions worldwide, deterioration of business and economic conditions, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business and strategic plans effectively with regard to each of its business units, and risks associated with global product sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution.

For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the 2015 Annual Report on Form 10-K. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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FOOT LOCKER, INC.

Condensed Consolidated Statements of Operations

(unaudited)

Periods ended April 30, 2016 and May 2, 2015

(In millions, except per share amounts)

	First Quarter 2016	First Quarter 2015
Sales	$1,987	$1,916

Cost of sales	1,291	1,246
SG&A	361	345
Depreciation and amortization	39	35
Interest expense, net	-	1
Other income	(2)	(1)
	1,689	1,626

Income before taxes	$298	$290
Income tax expense	107	106
Net income	$191	$184

Diluted EPS	$1.39	$1.29

Weighted-average diluted shares outstanding	137.8	142.1

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FOOT LOCKER, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(In millions)

	April 30, 2016	May 2, 2015
Assets

CURRENT ASSETS
Cash and cash equivalents	$1,062	$986
Merchandise inventories	1,260	1,234
Other current assets	270	259
	2,592	2,479

Property and equipment, net	706	639
Deferred tax assets	182	226
Other assets	278	287
	$3,758	$3,631

Liabilities and Shareholders’ Equity

CURRENT LIABILITIES
Accounts payable	$230	$303
Accrued and other liabilities	347	387
Current portion of capital lease obligations	1	2
	578	692

Long-term debt and obligations under capital leases	128	131
Other liabilities	377	253
SHAREHOLDERS’ EQUITY	2,675	2,555
	$3,758	$3,631

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FOOT LOCKER, INC.

Store and Square Footage

(unaudited)

Store activity is as follows:

	January 30, 2016	Opened	Closed	April 30, 2016	Relocations/ Remodels
Foot Locker US	971	3	3	971	18
Foot Locker Europe	606	3	3	606	9
Foot Locker Canada	125	-	1	124	2
Foot Locker Asia Pacific	94	1	-	95	3
Lady Foot Locker	156	-	7	149	1
SIX:02	30	-	-	30	-
Kids Foot Locker	374	21	2	393	6
Footaction	268	1	3	266	5
Champs Sports	550	1	-	551	11
Runners Point	121	2	-	123	-
Sidestep	88	-	-	88	-
Total	3,383	32	19	3,396	55

Selling and gross square footage are as follows:

	January 30, 2016		April 30, 2016
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker US	2,451	4,234	2,461	4,251
Foot Locker Europe	863	1,884	858	1,887
Foot Locker Canada	279	435	277	432
Foot Locker Asia Pacific	128	210	132	216
Lady Foot Locker	208	352	202	337
SIX:02	62	101	60	101
Kids Foot Locker	602	1,029	638	1,091
Footaction	800	1,303	791	1,295
Champs Sports	1,947	2,972	1,943	2,989
Runners Point	158	259	163	269
Sidestep	82	139	82	139
Total	7,580	12,918	7,607	13,007

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